State of Delaware Secretary of State Division of Corporations Delivered 04:47 PM 09/14/2011 FILED 04:14 PM 09/14/2011 SRV 111006441 - 5037960 FILE

CERTIFICATE OF INCORPORATION

OF

SECURE IT CORP.

(Pursuant to Section 102 of the Delaware General Corporation Law)

FIRST:	The name of this Corporation: Secure It Corp.

SECOND:	The address of its registered office in the State of Delaware is 1811
Silverside Road, Wilmington, DE 19810 in the County of New Castle. The name of its registered agent at such address is Vcorp Services, LLC.

THIRD:	The purpose of the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH:	The total number of shares of capital stock which the Corporation shall have authority to issue is: 100,000,000 shares with a par value of $0.0001.

FIFTH:	The name and mailing address of the incorporator is Mimi Sanik 25 Robert Pitt Drive, Suite 204, Monsey, New York 10952.

I, THE UNDERSIGNED, for the purpose of forming a corporation under the laws of the State of Delaware, do make, file and record this Certificate, and do certify that the facts herein stated are true, and I have accordingly hereunto set my hand this September 14, 2011.

/s/Mimi Sanik
Mimi Sanik,
Incorporator